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FORM 4

[  ] Check this box if no                   ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                  ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:           January 31, 2005
                                            Estimated average burden 0.5
                                            ------------------------------------


U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and address of Reporting Person

DeVuono                            H.                         Jeffrey
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(Last)                          (First)                         (MI)

401 Plymouth Road, Suite 500
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(Street)

Plymouth Meeting                    PA                        19462
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(City)                             (State)                    (Zip)

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 2. Issuer Name and Ticker or Trading Symbol

                        Brandywine Realty Trust (NYSE: BDN)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
                                       |
           9/02                        |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [   ]  Director                     [   ]  10% Owner

        [ X ]  Officer                      [   ]  Other (specify below)
                (give title below)

        Senior Vice President
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
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1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
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                                 |                           |    Code   |     V       |     Amount     |  (A)or  |    Price
                                 |                           |           |             |                |   (D)   |
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                                 |                           |           |             |                |         |
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                                 |                           |           |             |                |         |
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                                 |                           |           |             |                |         |
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                                 |                           |           |             |                |         |
===================================================================================================================================

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Month           |    Indirect (I)         |
                                 |    (Instr. 3 & 4)         |    (Instr. 4)           |
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                                 |                           |                         |
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===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly.
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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         | Code   |   V   |     (A)     |    (D)
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Phantom Stock (1)                |         1 for 1           |        9/15/02          |   A    |   V   |    9.301    |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Phantom Stock (1)                |  Immediately  |              | Common Shares  |    9.301            |     22.400
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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    Phantom Stock (1)            |       3,375.83               |               D                      |
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                                 |                              |                                      |
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
Explanation of Responses: *Receipt of shares acquired upon exercise of option as reported on this Form 4.

(1) Shares of Phantom stock were acquired under the Brandywine Realty Trust Executive Deferred Compensation Plan and are payable in cash following termination of the reporting person's employment with the issuer or upon reaching a specified age. The reporting person's account was credited with phantom stock at $22.40 per unit on September 15, 2002 on Account of salary deferral.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ H. Jeffrey DeVuono                                  September 17, 2002
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  Signature of Reporting Person                               Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                 SEC 1474 (3/91)